UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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STRATASYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STRATASYS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	3:30 p.m. Central Daylight Time, on Thursday, May 8, 2008

Place	Biaggi’s Restaurant 8251 Flying Cloud Drive, Suite 3010 Eden Prairie, Minnesota 55344

Items of Business	•	To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

	•	To approve the Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan; and

	•	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on March 17, 2008.

Voting

We urge you to read this proxy statement and vote your shares promptly. You may vote your shares in person by attending the Annual Meeting. You may also vote your shares by proxy by (i) signing and returning the form of proxy in the enclosed envelope, (ii) the Internet, or (iii) toll-free telephone call. You may revoke your proxy at any time before it is voted, and if you wish, you may attend the Annual Meeting and vote in person even if you have previously signed a proxy. Specific instructions to be followed in order to vote are set forth on the enclosed proxy card or voting instruction form provided by your broker, trustee or nominee.

By Order of the Board of Directors

ROBERT F. GALLAGHER
Chief Financial Officer and Secretary

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are first being distributed on or about April 4, 2008.

STRATASYS, INC. 7665 Commerce Way Eden Prairie, Minnesota 55344-2020 952.937.3000 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2008

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed form of proxy because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders to be held at 3:30 p.m., Central Daylight Time, on May 8, 2008, at Biaggi’s Restaurant, 8251 Flying Cloud Drive, Suite 3010, Eden Prairie, Minnesota 55344. This proxy statement provides information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) for the purpose of assisting you in voting your shares.

How can I obtain Stratasys’ Form 10-K?

A copy of our 2007 Annual Report on Form 10-K is enclosed as a part of our 2007 Annual Report to Stockholders (including beneficial owners of our common stock). Our Form 10-K is also available via our website at www.stratasys.com, or via the SEC’s website at www.sec.gov. Stockholders may also obtain a copy of our Form 10-K free of charge upon written request to Stratasys, Inc., Attention: Secretary, 7665 Commerce Way, Eden Prairie, Minnesota 55344. We will furnish any exhibit to the 2007 Form 10-K if specifically requested.

What items of business will be voted on at the Annual Meeting?

  The election of seven directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

  The approval of the Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan.

We will also consider any other business that is properly brought before the Annual Meeting.

How does the Board recommend I vote?

  Our Board recommends that you vote FOR each of the named director nominees and FOR the approval of the Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan.

What shares can I vote?

Our only class of stock outstanding is common stock, par value $.01 per share (“common stock”). Each share of common stock outstanding as of the close of business on the record date, March 17, 2008, is entitled to one vote on all items of business at the Annual Meeting. You may vote all shares you owned at that time, which may be (1) shares held directly in your name as the stockholder of record and (2) shares held for you as beneficial owner through a broker, trustee or other nominee, such as a bank. On the record date, there were 21,071,037 shares of common stock outstanding and entitled to vote. There were 89 stockholders of record and approximately 10,372 beneficial owners on the record date. The closing price of the common stock for that date, as quoted on the Nasdaq Global Select Market, was $18.08.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer Company, you are considered to be, with respect to those shares, a stockholder of record, and these proxy materials are being sent directly to you by Stratasys. You may have stock certificates for those shares or they may be registered in book-entry form under the direct registration system. As the stockholder of record, you have the right to grant your voting proxy directly to our proxy holders or to vote in person at the Annual Meeting. We have enclosed a proxy card for your use.

     Beneficial Owner

If your shares are held in a brokerage account or by a trustee or nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form by the broker, trustee or nominee or an agent hired by the broker, trustee or nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the Annual Meeting.

As a beneficial owner is not the stockholder of record, you may not vote these shares directly at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted on a ballot that we will provide to you at the Annual Meeting. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the proxy card or voting instruction form you are provided.

You may cast your vote by proxy as follows:

  By Internet—Stockholders of record may vote using the Internet by voting at the website listed on the enclosed proxy card. Beneficial owners may vote by accessing the website specified on the voting instruction form provided by their brokers, trustees or nominees. Please check the voting instruction form for Internet voting availability.

  By telephone—Stockholders of record may vote by using the toll-free telephone number listed on the enclosed proxy card. Beneficial owners may vote by telephone by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees.

  By mail—Stockholders of record may vote by completing, signing, dating and mailing the enclosed proxy card in the accompanying pre-addressed postage paid envelope. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided by their brokers, trustees or nominees and mailing them in the enclosed pre-addressed envelope.

Are the proxy statement and annual report available electronically?

This proxy statement and our 2007 Annual Report on Form 10-K are available on our website at www.stratasys.com, or at the SEC’s website at www.sec.gov.

Can I change my vote?

If you are a stockholder of record and have submitted a proxy card, you can change your vote by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked, unless you vote again. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation or by submitting a signed proxy bearing a later date, in either case, to Stratasys, Inc., Attention: Secretary, 7665 Commerce Way, Eden Prairie, Minnesota 55344, or by notifying our Secretary at the Annual Meeting. We must receive any such revocation of proxy by 5:00 p.m., Central Daylight Time, on May 7, 2008, for it to be effective.

If you voted on the Internet or by telephone, you may change your vote by voting at the Annual Meeting or by following the instructions for changing your vote on the enclosed proxy card.

If your shares are held in street name or by a broker, trustee or nominee, you may change your vote by following the instructions provided to you by your broker, trustee or nominee. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.

What is the quorum required in order to conduct business at the Annual Meeting?

A majority of the shares outstanding at the record date must be present at the Annual Meeting in order to establish the quorum necessary to hold the meeting and conduct business. Shares are counted as “present” at the Annual Meeting if the stockholder attends the meeting in person or is represented at the meeting by proxy.

What is the voting requirement to approve the election of directors, the approval of our 2008 Long-Term Performance and Incentive Plan, and any other proposal and how are votes counted?

  Directors are elected by a plurality of the votes cast for the election of directors at the Annual Meeting. In the election of directors, you may vote for all of the nominees or you may withhold your vote with respect to one or more of the nominees.

  To approve the Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan, stockholders holding a majority of the shares of common stock present at the meeting and entitled to vote are required to vote in favor of the plan. You may vote for or against the Plan or you may abstain. An abstention has the same effect as a vote against the proposal.

If you provide specific instructions (mark boxes) with regard to certain proposals, your shares will be voted as you instruct. If you sign and return your proxy card or voting instruction form without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board. The proxy holders will vote in their discretion on any other matters that properly come before the Annual Meeting.

If you are a stockholder of record and do not return your proxy card, or do not vote via the Internet or by telephone, your shares will not be voted. However, if you hold shares beneficially in street name, the result will be different. If you do not return the voting instruction form, your broker may vote your shares in certain circumstances and on certain proposals. Generally, brokers may vote shares they hold for you in their own discretion on the election of directors and certain other routine matters, if you do not give them instructions on how to vote. Approval of equity compensation plans, such as the Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan, are not considered to be routine, and your broker will not have discretion to vote on the proposal to approve that plan if you do not instruct your broker on how to vote your shares.

Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for the purposes of voting on non-discretionary matters. Such shares have no impact on the outcome of such proposals.

What happens if additional matters are presented at the Annual Meeting?

Other than the proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, S. Scott Crump and Thomas W. Stenoien, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with their best judgment. If for any unforeseen reason any of our nominees is not available as a candidate for reelection as a director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Who will count the votes?

We will appoint two individuals to act as inspectors of election to tabulate the votes cast at the Annual Meeting.

What does it mean if I receive more than one set of voting materials?

It means you have multiple accounts with the transfer agent and/or with brokers and banks. Please complete, sign, date and return to us each proxy card and voting instruction form you receive.

We used to get multiple copies of these materials, but now we only get one. Why?

If you and others at your mailing address hold stock through a bank, broker or other institution, you were probably notified that your household would start receiving only one annual report and proxy statement for each company whose stock you hold that way. This practice is known as “householding.” Its purpose is to reduce the volume of duplicate information you receive and to reduce associated printing and postage costs. If you received such a notice, unless you responded that you did not want to participate in householding, your household will receive a single copy of the proxy statement and annual report, accompanied by separate voting instruction forms for each stockholder. If you want to receive multiple household copies in the future, please contact the bank, broker or other institution through which you hold your shares.

Who will pay the costs of soliciting votes for the Annual Meeting?

Stratasys is making this solicitation and will pay the entire cost of preparing, printing, mailing and distributing these proxy materials and soliciting votes with respect to the Annual Meeting. In addition to the mailing of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by certain of our directors, officers and other employees, who will not receive any additional compensation for such activities. We will also reimburse brokerage firms, banks, and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to the beneficial owners of our common stock.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008. You can access that Form 10-Q, and all of our other reports filed with the SEC, at our website, www.stratasys.com, or at the SEC’s website, www.sec.gov.

Is a list of stockholders entitled to vote at the Annual Meeting available?

The list of stockholders of record as of the record date will be available at the Annual Meeting. It will also be available during business hours for ten days prior to the date of the Annual Meeting, at our principal executive office, 7665 Commerce Way, Eden Prairie, Minnesota. Any Stratasys stockholder may examine the list for any purpose germane to the Annual Meeting.

What is the deadline to propose actions for consideration at next year’s Annual Meeting?

If a stockholder intends to present a proposal at our 2009 Annual Meeting of Stockholders, we must receive it no later than December 5, 2008, in order for it to be included in the proxy statement and form of proxy relating to that meeting. If the date of the meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, or if the proposal is to be presented at any meeting other than the next Annual Meeting of Stockholders, we must receive the proposal at our principal executive office at a reasonable time before the solicitation of such proxies for such meeting is made.

Stockholder proposals for business matters to be conducted at the 2009 Annual Meeting, including nominations of persons to serve as directors of Stratasys, but not to be considered for inclusion in our proxy statement and form of proxy relating to our 2009 Annual Meeting, must be received no later than February 19, 2009. Such proposals should be directed to our Secretary at 7665 Commerce Way, Eden Prairie, Minnesota 55344.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the 2008 Annual Meeting, please read this Proxy Statement and promptly vote your shares on the Internet, by telephone or by completing, signing, and dating your enclosed proxy or voting instruction form and returning it in the enclosed envelope.

PROPOSAL 1.
ELECTION OF DIRECTORS

Our Board of Directors currently has seven members. The directors to be elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies not marked to the contrary will be voted FOR the election to the Board of Directors of the following seven persons, all of whom are incumbent directors. All nominees were elected as directors at the 2007 Annual Meeting, with the exception of John McEleney, who was elected by the Board of Directors on December 17, 2007. The following information provides the age and business experience as of March 17, 2008, of the nominees for election. All nominees have consented to being named as such in this proxy statement and have agreed to serve if elected. If, as a result of circumstances not presently known, any of such nominees declines or is unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select, or the Board may reduce the number of Directors constituting the Board of Directors.

S. Scott Crump, age 54, has served as our Chief Executive Officer, President, Treasurer and a director since our inception in 1988 and as Chief Financial Officer from February 1990 to May 1997. Mr. Crump is, with Lisa H. Crump, his wife, a co-founder of Stratasys, and he is the inventor of Stratasys’ FDM® technology. During the period from 1982 to 1988, Mr. Crump was a co-founder and Vice President of Sales of IDEA, Inc., which later changed its name to SI Technologies, Inc., a leading manufacturer of force, load and pressure transducers. Mr. Crump continued to be a director and shareholder of that company until its sale to Vishay Intertechnologies, Inc. (NYSE: VSH) in April 2005. Mr. Crump, a registered professional engineer, is the son of Ralph E. Crump, a director of Stratasys.

Ralph E. Crump, age 84, has been a director of Stratasys since 1990. Mr. Crump is President of Crump Industrial Group, an investment firm located in Trumbull, Connecticut. He was a founder and director of Osmonics, Inc., now GE Osmonics, a manufacturer of reverse osmosis water filtration devices, until it was acquired by General Electric Company (NYSE:GE) in February 2003. Mr. Crump was chairman of SI Technologies, Inc. until April 1, 2005, when it was sold to Vishay Intertechnologies, Inc. (NYSE: VSH). In 1962, Mr. Crump founded Frigitronics, Inc., a manufacturer of ophthalmic goods and medical instruments, and was its President and Chairman of the Board until it was acquired by Revlon in 1986. Mr. Crump was also a director of Mity Enterprises, Inc. (Nasdaq: NITY), a manufacturer of institutional furniture, until July 17, 2007, when it was acquired by a wholly owned subsidiary of MITY Holdings, Inc., an affiliate of Sorenson Capital Partners, L.P., and Peterson Partners LP. He is a Trustee of the Alumni Foundation of UCLA and a member of the Board of Overseers for the Thayer Engineering School at Dartmouth College. Mr. Crump is the father of S. Scott Crump.

John McEleney, age 45, has been a director of Stratasys since 2007. He has been a director of SolidWorks Corporation, a wholly owned subsidiary of Dassault Systemes S.A., (Nasdaq: DASTY) since June 2000, and also served as its Chief Executive Officer from 2001 until June 2007. Mr. McEleney joined SolidWorks in 1996, serving in several capacities, including Chief Operating Officer and Vice President, Americas Sales. Prior to joining SolidWorks, Mr. McEleney held several key management positions at CAD software pioneer Computervision and at defense contractor Raytheon. Mr. McEleney also serves as a director of Newforma, a privately held software company.

Edward J. Fierko, age 67, has been a director of Stratasys since February 2002. Since May 2003, Mr. Fierko has been President of EJF Associates, a consulting firm. From March 2003 to May 2003, Mr. Fierko was Vice President of GE Osmonics, Inc., a manufacturer of reverse osmosis water filtration devices. From November 1999 through February 2003, he served as President and Chief Operating Officer of Osmonics, and from November 1998 to September 1999 he served as Executive Vice President of Osmonics. From September 1987 to August 1998, Mr. Fierko was President and CEO of Ecowater International, a holding company with operating companies in the water, waste and special process treatment industry. Prior to that, Mr. Fierko held several management positions over a 23-year career at General Electric Company.

Clifford H. Schwieter, age 60, has been a director of Stratasys since 1994. In 2002, Mr. Schwieter became the President and Chief Executive Officer of Concise Logic, Inc., a software development company focused on semiconductor design tools. From 1994 to 2002, Mr. Schwieter was the President and a Managing Director of C.H. Schwieter and Associates, a management and financial consulting firm. From July 1992 to March 1994, he served as President, Chief Executive Officer and a director of Centric Engineering Systems, Inc., which was engaged in the development of mechanical design and analysis software for computing systems ranging from workstations to mainframes and massively parallel networked computing environments. Mr. Schwieter was Vice President and General Manager of the Electronic Imaging Systems Division of the DuPont Company from 1986 to 1991. From 1971 to 1986, Mr. Schwieter was with the General Electric Company, where he served as Vice President of GE’s Calma Company from 1985 to 1986 and was responsible for that subsidiary’s worldwide business in the mechanical design and factory automation arena. He was President and Representative Director of GE Industrial Automation, Ltd., a joint venture between GE and C. Itoh & Company located in Tokyo, from 1982 to 1985.

Arnold J. Wasserman, age 70, has been a director of Stratasys since 1994. Mr. Wasserman has been a principal of Panda Financial Associates, a leasing/consulting firm, for more than 35 years. Prior to that, he held positions with IBM and Litton Industries. Mr. Wasserman has consulted with major corporations in the areas of marketing, advertising and sales. He is the lead independent director and chairman of the audit committee of MTM Technologies, Inc. (Nasdaq: MTMC).

Gregory L. Wilson, age 60, has been a director of Stratasys since 1994. Mr. Wilson has been Chairman of the Board of SimTek Fence, a manufacturer of synthetic fences, since 2007. He was, with his wife Kathy R. Wilson, a co-founder of Mity Enterprises, Inc., a manufacturer of institutional furniture, and served as Chairman of the Board of that company from its inception in 1987 to July 17, 2007 when it was acquired by a subsidiary of MITY Holdings, LLC, an affiliate of Sorenson Capital partners, L.P. and Peterson partners L.P. From its inception until May 2002, he also served as President of Mity. From 1982 until 1987, Mr. Wilson was President of Church Furnishings, Inc., in Provo, Utah. Mr. Wilson served as a Financial Analyst at the Ford Motor Company and as General Manager of the Stereo Optical Company in Chicago, Illinois. Mr. Wilson also serves on the board of directors of Design Imaging, Inc., Salt Lake City, Utah, and The Central Utah Advisory Board for Wells Fargo Bank.

Board Independence.

Our Board of Directors has determined that none of our directors, except S. Scott Crump, the Chairman of the Board, President and Chief Executive Officer, and Ralph E. Crump, S. Scott Crump’s father, have a relationship with Stratasys, either as an officer or employee of Stratasys or its subsidiaries or any other relationship that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Therefore, each non-management director, other than Ralph E. Crump, is independent within the meaning of SEC regulations and the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards for director independence. The Board has three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Only independent directors serve on the standing committees of the Board, and accordingly, all members of those committees are also independent.

Availability of Information and Communications with the Board.

We have established a Corporate Governance section on our website, at www.stratasys.com, which is accessible by clicking “Investors” and then clicking “Corporate Governance.” The charters of our Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee, as well as our Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, are posted there. Additional materials may be added in the future. This proxy statement and the 2007 Annual Report on Form 10-K are also available on our website. Stockholders may also obtain free printed copies of these materials by contacting Investor Relations as follows:

Stratasys, Inc.
7665 Commerce Way
Eden Prairie, Minnesota 55344
Attention: Shane Glenn – Director of Investor Relations

Email: shane.glenn@stratasys.com

You may address written communications to our non-management directors or, if requested, the full Board of Directors, by mail or courier to Stratasys, Inc., Attention: Secretary, 7665 Commerce Way, Eden Prairie, Minnesota 55344, or by email to Shane Glenn, shane.glenn@stratasys.com.

Directors are expected to attend our annual meetings of stockholders. All members of the Board, with the exception of John McEleney, who was not then a director, attended the 2007 Annual Meeting of Stockholders.

Meetings of the Board of Directors and Executive Sessions.

Our Board of Directors held ten meetings in 2007, five of which were conducted by telephone conference call. Each director attended at least 75% of the aggregate number of Board meetings and Board committee meetings on which that director served during 2007. Independent directors meet separately without management or non-independent directors present before each scheduled meeting of the Board of Directors.

Board Committees.

Audit Committee. The Audit Committee is composed of four non-management directors. The current members are Arnold J. Wasserman (Chairman), Edward J. Fierko, Clifford H. Schwieter, and Gregory L. Wilson, all of whom served on the Committee in 2007. Each member of the Audit Committee qualifies as “independent” for purposes of membership on the Audit Committee pursuant Nasdaq listing requirements and SEC rules and is “financially literate” as required by Nasdaq listing requirements. In addition, our Board has determined that Mr. Fierko qualifies as an “audit committee financial expert” as defined by SEC rules and meets the qualifications of “financial sophistication” under the Nasdaq listing requirements as a result of his experience as an officer of a public company. Other members of the Audit Committee who have served as chief executive officers or chief financial officers of public companies or have similar experience or understanding with respect to certain accounting and auditing matters may also be considered audit committee financial experts. You should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of our Board.

The Audit Committee held eight meetings in 2007, four of which were conducted by telephone conference call. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors, who report directly to the Audit Committee. In addition, the Audit Committee is responsible for addressing complaints received by Stratasys regarding any accounting, internal accounting controls or auditing matters, as well as employees’ concerns regarding any questionable accounting or auditing matters. The duties of the Audit Committee also include reviewing and considering actions of management in matters relating to audit functions, reviewing reports from various regulatory authorities, reviewing our system of internal controls and procedures, and reviewing the effectiveness of procedures intended to prevent violations of laws and regulations.

The report of the Audit Committee appears on page 24 of this proxy statement.

Compensation Committee. The Compensation Committee is composed of four non-management directors. The current members are Clifford H. Schwieter (Chairman), Edward J. Fierko, Arnold J. Wasserman, and Gregory L. Wilson, all of whom served on the Committee in 2007. The Board of Directors has determined that under applicable Nasdaq listing standards, all of the members of the Compensation Committee are independent. A current copy of the Compensation Committee’s Charter is available on our website at www.stratasys.com.

The Compensation Committee held ten meetings in 2007. The Compensation Committee recommends to the Board policies for executive compensation and approves the remuneration of all our officers, including our Chief Executive Officer (“CEO”). It also administers our stock option and incentive compensation plans and recommends the establishment of and monitors the compensation and incentive program for all Stratasys executives.

The Compensation Committee acts on elements of executive officer compensation at specified times during the year. Shortly before the end of each year, the Compensation Committee comprehensively reviews the total compensation of each executive officer and relevant peer group comparisons with the Compensation Committee’s independent, external compensation consultant. Decisions on executive officer salaries for the following year are made at the same meeting.

In the first quarter of each year, the Compensation Committee determines the amount of the payments to be made to officers under the annual incentive compensation plan based on performance achieved during the preceding year. In the same quarter, the Compensation Committee sets the performance metrics for the current year’s incentive compensation plan.

The Compensation Committee considers stock option grants for executive officers and other employees at the same time as it establishes the compensation plan for the year. This may occur during the last quarter of the year preceding the implementation of the compensation plan or the first quarter of the ensuing year, depending on the status of the plan at the time. The Compensation Committee generally delegates authority to the CEO to recommend grants of options to employees other than executive officers. However, our Board approves all such grants at the meeting at which stock options are granted to the executive officers.

The Compensation Committee has retained an independent, external compensation consultant from Riley, Dettmmann & Kelsey, LLC in Minnetonka, Minnesota, to advise it on various aspects of executive officer compensation. The independent compensation consultant is selected by and reports directly to the Compensation Committee. The independent compensation consultant advises the Compensation Committee on the selection criteria for peer group companies and compiles peer group data and other information about market practices with respect to the mix and value of pay components and links between pay and performance for executive officers.

Our senior management works closely with the Compensation Committee to evaluate and recommend compensation for our other officers and employees. In addition, the CEO makes recommendations to the Compensation Committee regarding compensation for our Chief Operating Officer and Chief Financial Officer.

The report of the Compensation Committee appears on page 15 of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of four non-management directors. The current members are Gregory L. Wilson (Chairman), Edward J. Fierko, Clifford H. Schwieter, and Arnold J. Wasserman. The Board of Directors has determined that under applicable Nasdaq listing standards, all of the members of the Nominating and Corporate Governance Committee are independent. A current copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.stratasys.com.

The Nominating and Corporate Governance Committee held two meetings in 2007. In connection with its nominating function, the Committee evaluates and recommends to the Board director nominees to fill vacancies that may occur on the Board of Directors and its standing committees. In connection with its corporate governance function, the Committee reviews and recommends to the Board corporate governance principles applicable to Stratasys, including the evaluation and recommendation of criteria for membership on the Board and the composition and structure of the Board and its committees.

Consideration of Director Nominees.

Although the Nominating and Corporate Governance Committee has not established minimum qualifications for director candidates, it will consider, among other factors:

  Judgment

  Skill

  Diversity

  Experience with businesses and other organizations of comparable size

  The interplay of the candidate’s experience with the experience of other Board members

  The extent to which the candidate would be a desirable addition to the Board and any committees of the Board

In addition, the Committee considers specific qualities needed to fill vacancies, such as financial sophistication for potential members of the Audit Committee, and other characteristics desired to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Corporate Governance Committee will consider all director candidates recommended by stockholders, if they meet the criteria referred to above. Recommendations may be made in writing and sent to the Chairman of the Nominating and Corporate Governance Committee in care of Stratasys, Inc., 7665 Commerce Way, Eden Prairie, Minnesota 55344. Such recommendations must include the following information:

  the candidate’s name and address

  the biographical data of the candidate

  the candidate’s qualifications

Members of the Nominating and Corporate Governance Committee will assess potential candidates on a regular basis. Any stockholder recommendation of a candidate for election at the 2009 Annual Meeting must be received no later than December 5, 2008 in order for the Nominating and Corporate Governance Committee to consider it.

Executive Officers.

In addition to S. Scott Crump, our Chairman, President, Chief Executive Officer, and Treasurer, the following individuals serve as our executive officers:

Thomas W. Stenoien, age 57, was appointed as our Chief Operating Officer in March 2005. Mr. Stenoien served as our Chief Financial Officer from May 1997 to March 2005. Mr. Stenoien also served as our Executive Vice President from 2001 to March 2005 and as our Secretary from 1999 to May 2006. Mr. Stenoien joined Stratasys in February 1993 as Controller and has also served as Director of Finance.

Robert F. Gallagher, age 52, was appointed as our Chief Financial Officer in March 2005 and was appointed as our Secretary in May 2006. Before joining Stratasys, Mr. Gallagher was the Chief Financial Officer of Selas Corporation of America, a manufacturer of micro-miniature components for the electronics industry, which is now known as Intricon Corporation. From October 2000 until June 2002, he was Chief Financial Officer for Visionics Corporation, a provider of biometric technologies and information systems. From October 1989 until June 2000, Mr. Gallagher was employed by TSI Incorporated, a diversified precision instrument company, last holding the position of Chief Financial Officer. From June 2005 to present, Mr. Gallagher has served on the Board of MOCON, Inc. (Nasdaq: MOCO), where he is also a member of the audit committee.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned, directly or indirectly, by (i) each person known by us to be the owner of more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table on page 16 (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group, as of March 17, 2008, unless otherwise noted.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and is not necessarily indicative of beneficial ownership for any other purpose. Shares of our common stock that a person has a right to acquire within 60 days are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. We based our calculations of the percentage owned on 21,071,037 shares outstanding on March 17, 2008. All share amounts have been adjusted to reflect the 2-for-1 stock split effected in the form of a stock dividend on August 15, 2007.

Except as otherwise indicated, each director and Named Executive Officer (1) has sole investment and voting power with respect to the securities indicated or (2) shares investment and/or voting power with that individual’s spouse.

The address of each director and Named Executive Officer listed in the table below is c/o Stratasys, Inc., 7665 Commerce Way, Eden Prairie, Minnesota 55344

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class
Directors and Officers
S. Scott Crump	635,680	(1)	2.99%
Thomas W. Stenoien	104,040	(2)	*
Robert F. Gallagher	90,000	(3)	*
Ralph E. Crump	809,340	(4)	3.82%
Edward J. Fierko	240,400	(5)	1.13%
John McEleney	0	(6)	0%
Clifford H. Schwieter	77,752	(7)	*
Arnold J. Wasserman	208,522	(8)	*
Gregory L. Wilson	180,000	(9)	*
All directors and executive officers (9 persons)	2,345,734	(10)	10.58%

Beneficial Owners of More Than 5%
Waddell & Reed Financial, Inc.	1,233,044	(11)	5.90%
Barclays Global Investors, NA	1,118,381	(12)	5.33%
____________________

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 160,000 shares issuable upon the exercise of presently exercisable stock options. Does not include 34,000 shares issuable upon the exercise of stock options that are not presently exercisable. Also includes 147,250 shares owned of record by Mr. Crump’s wife. Mr. Crump disclaims beneficial ownership of the shares owned by his wife. In addition, Mr. Crump disclaims beneficial ownership of 334,670 shares owned of record and 140,000 shares issuable upon the exercise of presently exercisable stock options held by Ralph E. Crump, Mr. Crump’s father, 334,670 shares owned of record by Mr. Crump’s mother.

(2)	Includes 90,000 shares issuable upon the exercise of presently exercisable stock options. Does not include 24,000 shares issuable upon the exercise of stock options that are not presently exercisable.

(3)	Includes 80,000 shares issuable upon the exercise of presently exercisable stock options. Does not include 14,000 shares issuable upon the exercise of stock options that are not presently exercisable.

(4)	Includes 140,000 shares issuable upon the exercise of presently exercisable stock options. Also includes 334,670 shares owned of record by Mr. Crump’s wife. Mr. Crump disclaims beneficial ownership of all shares owned by his wife. In addition, Mr. Crump disclaims beneficial ownership of 328,430 shares owned of record and 160,000 shares issuable upon the exercise of presently exercisable stock options held by S. Scott Crump, 147,250 shares owned of record by Mr. Crump’s daughter-in-law. Does not include 14,000 shares issuable upon the exercise of stock options that are not presently exercisable.

(5)	Includes 180,000 shares issuable upon the exercise of presently exercisable stock options. Does not include 14,000 shares issuable upon the exercise of stock options that are not presently exercisable.

(6)	Does not include 14,000 shares issuable upon the exercise of stock options that are not presently exercisable.

(7)	Includes 72,578 shares issuable upon the exercise of presently exercisable stock options. Does not include 14,000 shares issuable upon the exercise of stock options that are not presently exercisable.

(8)	Includes 200,000 shares issuable upon the exercise of presently exercisable stock options. Does not include 14,000 shares issuable upon the exercise of stock options that are not presently exercisable.

(9)	Represents 180,000 shares issuable upon the exercise of presently exercisable stock options. Does not include 14,000 shares issuable upon the exercise of stock options that are not presently exercisable.

(10)	Includes 1,102,578 shares issuable upon the exercise of presently exercisable stock options.

(11)

Represents stock beneficially owned as of December 31, 2007, as indicated on the Report on Schedule 13G filed by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company, 6300 Lamar Avenue, Overland Park, Kansas 66202. Waddell & Reed Investment Management Company exercises direct voting and dispositive power with respect to 891,600 shares and Ivy Investment Management Company exercises direct voting and dispositive power with respect to 341,444 shares. The percentage of shares is based on the number of shares outstanding on December 31, 2007 and assumes no acquisition or disposition by Waddell & Reed Investment Management Company or Ivy Investment Company since December 31, 2007.

(12)	Represents stock beneficially owned as of December 31, 2007, as indicated on the Report on Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Fund Advisors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, 45 Fremont Street, San Francisco, California 94105. Barclays Global Investors, NA, exercises sole voting power with respect to 408,768 shares and sole dispostive power with respect to 506,232 shares; Barclays Global Fund Advisors exercises sole voting power with respect to 416,405 shares and sole dispositive power with respect to 590,722 shares; Barclays Global Investors, Ltd. exercises sole dispositive power with respect to 21,427 shares. The percentage of shares is based on the number of shares outstanding on December 31, 2007 and assumes no acquisition or disposition by Barclays Global Investors, NA, since December 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

Based on our review of the reports we have received and written representations that no other reports were required for 2007, we believe that all Section 16(a) reporting requirements applicable to our executive officers and directors in 2007 were satisfied in a timely fashion.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis.

Our Compensation Committee is principally responsible for developing our company-wide compensation program. This program is designed to enable all of our employees to receive an annual cash bonus if Stratasys achieves or exceeds the annual performance goals that the Committee establishes. In addition, our compensation program rewards our executives for long-term company performance. The objectives of our compensation program are:

  To attract, retain, motivate and incentivize our employees to help us achieve our business objectives

  To encourage and reward superior individual performance

  To encourage teamwork and reward group performance within our company

  To align the interests of our executives with those of our stockholders by incentivizing increases in the long-term value of our company

Development of Our Compensation Program

In connection with the development of their annual business and financial plan each November, our management team establishes annual company and individual goals for the ensuing year. Consistent with those goals, management makes recommendations for compensation for our executives for that year. Under the plan, executive compensation consists of base salary, annual incentive compensation and long-term incentive compensation. The Committee reviews and evaluates management’s recommendations and reaches consensus with management on a final proposal. The Committee then presents the final proposal to the full Board of Directors, which adopts a final compensation program to be implemented for the next year.

In reviewing and finalizing the annual compensation program, the Committee compares our executives’ compensation with compensation paid to executives at other similar publicly traded manufacturing companies of comparable size. Riley, Dettmann & Kelsey, LLC, an executive compensation consulting firm in Minnetonka, MN, assisted the Committee in 2007 in making this evaluation. The Committee also reviews an annual list of compensation at comparable companies compiled by the Minneapolis-based law firm of Dorsey & Whitney. The Committee generally targets our executive compensation within the third quartile of executive compensation for comparable companies. The companies included in the peer group for 2007 were:

Aviza Technology, Inc	Mobility Electronics, Inc.
Digi International, Inc.	Printronx, Inc.
FSI International, Inc.	Rimage Corporation
Hauppauge Digital, Inc.	Secure Computing Corporation
Intevac, Inc.	Ultratech, Inc.
Key Tronic Corporation

The Components of Our Compensation Program

Base Salary. Executives’ annual base salaries are based on their individual performance in the prior year, job responsibilities, expected future contributions and salaries paid to executives with similar responsibilities at comparable companies. As we seek to weigh total compensation more heavily toward incentives, base salaries for our executives tend to range near the median salary for executives at comparable companies.

In November 2006, the Committee established the 2007 base salary of Scott Crump, our Chief Executive Officer, based on his then-current salary, his and our company’s performance during 2006, salaries of CEO’s at comparable companies, and his expected contribution for 2007. In light of these factors, the Committee approved a 3% increase in Mr. Crump’s annual base salary from $190,000 to $195,700.

Our CEO proposes the base salaries for Thomas W. Stenoien, our Chief Operating Officer, and Robert F. Gallagher, our Chief Financial Officer. At the same November 2006 meeting in which the Committee established Mr. Crump’s compensation, the Committee also established base salaries for Mr. Stenoien and Mr. Gallagher. Based on factors similar to those for Mr. Crump, as well as the management and financial performance of the groups for which Messrs. Stenoien and Gallagher are responsible, the Committee approved a 3% increase in Mr. Stenoien’s base salary from $160,000 to $164,800, and a 3% increase in Mr. Gallagher’s base salary from $182,000 to $187,460. The Committee determined that Mr. Gallagher’s duties and responsibilities have a less direct impact on achievement of our performance goals than Mr. Crump’s or Mr. Stenoien’s. Therefore, it has recommended that Mr. Gallagher’s total cash compensation be more heavily weighted to his base salary than Messrs. Crump and Stenoien, whose total cash compensation is more significantly weighted to their annual incentive compensation plans.

The Committee’s decision to set increases in the base salaries of our Named Executive Officers for 2007 at 3% of their 2006 base salaries reflects the Committee’s effort to maintain their base salaries in the third quartile of base compensation for peer group companies as well as its desire to place greater emphasis on incentive compensation. The percentage increase for Mr. Crump for 2006, which was substantially greater than that for 2007, brought his base salary into the desired range. The increase for Mr. Stenoien for 2006, which was also substantially greater than that for 2007, reflected additional compensation for his added responsibilities as COO.

Annual Incentive Compensation. We employ a “management by objectives” philosophy at Stratasys and align annual incentive compensation for our executives with their achievement of the objectives that we establish for them. Executives responsible for internal operating or management groups, such as research and development, manufacturing, system sales and human resources, have different management objectives. These objectives may include:

  The number of new products or product enhancements introduced.

  Development of specific training programs.

  Implementation of new manufacturing procedures.

  Development of new or improved inventory ordering and control procedures.

  Sales of a specific number of systems.

We base annual incentive compensation for our CEO, COO and CFO on achieving corporate financial objectives, including, from time to time, revenue, operating profit, backlog, net income, earnings per share and other such financial metrics.

The Committee establishes a target bonus for each executive, which will be paid if specified objectives are met. An executive can earn from 22.5% to 167.5% of the target bonus depending upon achievement of the objectives. If Stratasys fails to achieve 95% of a specified objective, no bonus will be paid with respect to that objective. Our annual plan establishes both quarterly and annual performance objectives for our executives. Consistent with our desire to have our executives achieve the interim plan objectives, we pay bonuses quarterly based upon achievement of the interim plan goals.

If Stratasys does not achieve the performance goals that would result in payment under the plan, the Board will consider payment of a bonus based on actual company performance. Conversely, if we surpass the performance goals that would result in a payment of the maximum amount payable under the plan, the Board may award an additional bonus. In these circumstances the amount of the bonus varies at the discretion of the Board.

From time to time, circumstances arise in which an executive achieves some interim plan objectives, but fails to achieve annual plan objectives, resulting in an overpayment of the bonus for the year. In that instance, we may negotiate a repayment plan with the executive. We also have circumstances in which an executive is unable to achieve his or her management objectives due to circumstances beyond his or her control. In those instances, our Board of Directors may grant a bonus to the executive based upon the individual’s performance and the performance of the executive’s group in light of the adverse circumstances.

In 2007, the Committee based 50% of annual incentive compensation for Messrs. Crump, Stenoien and Gallagher on achievement of the 2007 corporate revenue objective of approximately $110 million and 50% on achievement of the 2007 corporate operating income objective of approximately $20 million. We had actual revenue for 2007 of $112.4 million, or approximately 102% of the target amount, and actual operating income for 2007 of $18.4 million, or approximately 90% of the target amount. Under the plan, Mr. Crump earned $53,560, Mr. Stenoien earned $48,204, and Mr. Gallagher earned $21,238 of incentive compensation in connection with achievement of 102% of the revenue target under the plan. As the plan did not provide for any incentive payment unless we achieved at least 95% of the target operating income, no payments were made to the Named Executive Officers with respect to that element of the plan.

Each of the Named Executive Officers received total interim incentive compensation payments under the plan that exceeded the amount of his annual incentive compensation. The excess payment amounted to $6,180 for Mr. Crump, $5,562 for Mr. Stenoien, and $2,669 for Mr. Gallagher. At its meeting in February 2008, the Committee determined not to seek repayment of these amounts from the Named Executive Officers.

Stock Option Awards. Since the inception of Stratasys, we have granted stock options as the principal long-term equity incentive for our executives and employees. Stock options enable recipients to derive a financial gain from the appreciation in our stock price from the date that the option is granted to the date of exercise, which we believe aligns the interests of our executives and employees with the long-term interests of our stockholders.

The Committee recommends all stock option awards to the full Board of Directors, which makes all awards. We set the exercise price of our stock options at the closing price of our common stock on Nasdaq on the date of grant. Options generally vest in equal annual installments over a minimum of four years and generally have a term of between five and ten years. The Board generally awards stock options when it approves the annual compensation plan, which may range between November and February, depending on when the final plan is approved. The Board has delegated authority to our CEO to make interim awards of stock options to new hires as those employees join our company. Awards to new executive hires above the CEO’s delegated authority require Board approval. The Committee has determined the number of options to be granted on the basis of, among other things, the overall annual compensation plan for executives, the number of options granted to executives at peer group companies, and the Black-Scholes estimate of the value of the options granted.

The Board made stock option awards to our executives in November 2007. The Board granted 14,000 options to each Named Executive Officer at an exercise price of $23.04 per share. The options vest in five equal annual installments commencing on the first anniversary of the date of grant and expire on the sixth anniversary of the date of grant. The Committee and the Board have determined that the vesting and term of these options will serve as a long-term incentive and retention vehicle.

Benefits. Our executives, including the Named Executive Officers, receive the same benefits as all of our other employees. This includes health insurance, paid vacation and matching contributions to our 401(k) plan of up to $3,000 per year. Our executives do not receive any additional benefits, nor are they entitled to any specific perquisites as a part of our compensation program. We believe that our benefits are competitive with comparable peer group companies.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee establishes and oversees the design and functioning of the Company’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2008 Annual Meeting.

Compensation Committee:

Clifford H. Schwieter, Chairman
Edward J. Fierko
Arnold J. Wasserman
Gregory L. Wilson

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer for the last two completed fiscal years (the “Named Executive Officers”). We did not have any other executive officers during 2007.

			Option	Non-Equity Incentive	All Other
Name and Principal		Salary	Awards(1)	Plan Compensation(2)	Compensation(3)	Total
Position	Year	($)	($)	($)	($)	($)
S. Scott Crump,	2007	195,700	202,702	59,740	8,211	466,353
Chairman,	2006	190,000	210,630	69,000	8,229	477,869
President and
Chief Executive
Officer

Thomas W. Stenoien	2007	164,800	103,302	53,948	8,211	330,261
Chief Operating	2006	160,000	105,652	61,100	3,000	330,752
Officer

Robert F. Gallagher	2007	187,460	3,902	25,809	3,000	220,171
Chief Financial	2006	182,000	-0-	29,808	3,000	214,808
Officer
____________________

(1)	The amounts in this column reflect the expense recognized for financial statement reporting purposes for the years ended December 31, 2007, and December 31, 2006, in accordance with FAS 123(R). These amounts include options granted in 2003, 2004 and 2007 for stock option awards as described in footnote 12 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.

(2)	The amounts in this column are payments of annual incentive awards.

(3)	The amounts in this column reflect matching contributions of $3,000 paid in 2007 and 2006 in connection with each Named Executive Officer’s 401(k) plan; $5,211 paid to Mr. Crump in 2007 and $5,229 paid to Mr. Crump in 2006 for travel costs associated with his spouse accompanying him on a company business trip; and $5,211 paid to Mr. Stenoien for costs associated with his spouse accompanying him on a company business trip.

Grants of Plan-Based Awards

The following table provides information regarding 2007 grants of annual awards for the Named Executive Officers, including the range of estimated possible payouts under our annual management incentive compensation plan and the exercise price and grant date fair value of stock options. These award opportunities align executives’ interests with stockholders by providing an incentive to increase stock price and improve our long-term financial performance.

				All Other
		Estimated Possible		Option
		Payout Under		Awards:	Exercise or
		Non-Equity Incentive		Number of	Base Price of		Grant Date Fair
		Plan Awards (1)		Securities	Option	Closing Price on	Value of Stock and
		Target	Maximum	Underlying	Awards (2)	Grant Date	Option Awards (3)
Name	Grant Date	($)	($)	Options	($/Sh)	($/Sh)	($)
S. Scott Crump
Annual Incentive		103,000	172,525
Option	11/8/07			14,000	23.04	23.04	134,400

Thomas W. Stenoien
Annual Incentive		92,700	155,273
Option	11/8/07			14,000	23.04	23.04	134,400

Robert F. Gallagher
Annual Incentive		44,496	74,531
Option	11/8/07			14,000	23.04	23.04	134,400
____________________

(1)	Represents the target and maximum potential payouts pursuant to the management incentive compensation plan, which is a cash incentive plan. The Compensation Committee established a target payment for each Named Executive Officer based on achievement of revenue and operating profit goals. Because the lowest payout under the plan is zero, we have not included a column for threshold payments. The annual incentive plan is described under “Compensation Discussion and Analysis—The Components of our Compensation Program, Annual Incentive Compensation,” above.

(2)	The stock option program is described in “Compensation Discussion and Analysis—The Components of our Compensation Program, Stock Option Awards,” above. Our equity compensation plans provide that the exercise price will be not less than the “Fair Market Value” on the date of grant, and define Fair Market Value as the closing price of our common stock on Nasdaq on the date of grant.

(3)	Refer to note 12, “Stock options and warrants,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 17, 2008, for the relevant assumptions used to determine the FAS 123R grant date fair value of our stock option awards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning shares of our common stock covered by exercisable and unexercisable options held by the Named Executive Officers on December 31, 2007. All share amounts have been adjusted to reflect the 2-for-1 stock split effected in the form of a stock dividend on August 15, 2007.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable(1)		($)	Date
S. Scott Crump	48,000	12,000	(2)	14.30	11/03/2009
	32,000	8,000	(2)	14.43	01/06/2010
	40,000	–		14.48	02/27/2010
	40,000	–		12.49	11/16/2010
	–	14,000	(2)	23.04	11/07/2013

Thomas W. Stenoien	24,000	6,000	(3)	14.30	11/03/2009
	16,000	4,000	(3)	14.43	01/06/2010
	40,000	–		14.48	02/17/2010
	10,000	–		12.49	11/16/2010
	–	14,000	(3)	23.04	11/07/2013

Robert F. Gallagher	50,000	–		14.17	03/30/2010
	30,000	–		12.49	11/16/2010
	–	14,000	(4)	23.04	11/07/2013
____________________

(1)	Options granted in 2003, 2004 and 2007 vest in five equal annual installments commencing on the first anniversary of the date of grant and expire six years after the date of grant. Options granted in 2005 vested immediately and expire five years after the date of grant. The amount that vests in any one year is further divided between incentive stock options and non-qualified stock options, to the extent permissible in accordance with federal income tax regulations.

(2)	The vesting dates of Mr. Crump’s unvested options awards are further detailed in the following table.

Grant Date	2008	2009	2010	2011	2012
11/04/2003	12,000	–	–	–	–
01/07/2004	–	8,000	–	–	–
11/08/2007	2,800	2,800	2,800	2,800	2,800

(3)	The vesting dates of Mr. Stenoien’s unvested options awards are further detailed in the following table.

Grant Date	2008	2009	2010	2011	2012
11/04/2003	6,000	–	–	–	–
01/07/2004	–	4,000	–	–	–
11/08/2007	2,800	2,800	2,800	2,800	2,800

(4)	The vesting dates of Mr. Gallagher’s unvested options awards are further detailed in the following table.

Grant Date	2008	2009	2010	2011	2012
11/08/2007	2,800	2,800	2,800	2,800	2,800

Option Exercises and Stock Vested

The following table shows the number of shares of our common stock acquired upon exercise of options held by the Named Executive Officers during the fiscal year ended December 31, 2007:

Option Awards
	Number of Shares	Value Realized
	Acquired on	on
	Exercise	Exercise(1)
Name	(#)	($)
S. Scott Crump	–	–

Thomas W. Stenoien	34,040	751,006

Robert F. Gallagher	–	–
____________________

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise, multiplied by the number of options exercised.

Equity Compensation Plan Information

The following table sets forth the number of securities to be issued upon the exercise of, and the weighted average exercise price of, outstanding options, warrants and rights, and the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2007:

Number of
securities
remaining
available for
	Number of	Weighted	future issuance
	securities	average	under equity
	to be issued upon	exercise price of	compensation
	exercise of	outstanding	plans excluding
	outstanding	options,	securities
	options, warrants	warrants	reflected in
	and rights	and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders*	1,802,028	$15.02	304,066(1)
__________________

*	We do not have any equity compensation plans that have not been approved by security holders.

(1)	Excludes 1,000,000 shares that will become available for issuance upon stockholder approval of the Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan.

Director Compensation

As more fully described below, the following table summarizes the compensation during 2007 for each of our non-employee directors:

	Fees Earned or	Option
	Paid in Cash(2)	Awards(3)	Total
Name	($)	($)	($)
Ralph Crump	20,500	3,902	24,402
Edward J. Fierko	30,500	3,902	34,402
John McEleney(1)	–	1,405	1,405
Clifford H. Schwieter	29,500	3,902	33,402
Arnold J. Wasserman	35,500	3,902	39,402
Gregory L. Wilson	29,500	3,902	33,402
____________________

(1)	Mr. McEleney became a director on December 17, 2007.

(2)	Represents the total amount of meeting fees paid for 2007, which are denominated and payable in cash.

(3)	Represents the compensation expense that we recognized during the year ended December 31, 2007, in accordance with the provisions of FAS 123R with respect to stock options granted in 2007. The exercise price of each option is the fair market value on the date of grant, which is the closing price per share of common stock as reported on the Nasdaq Global Select Market on that date.

Director Compensation Policies.

S. Scott Crump, the Chairman of the Board, President, Chief Executive Officer and Treasurer, is the only director who is also an employee of Stratasys. He is not paid any fee or additional remuneration for service as a member of the Board, and he is not a member of any Board committee.

Directors who are not employees of Stratasys (“non-management directors”) received an annual fee for Board service of $12,000 as compensation as well as attendance fees of $1,500 for each meeting of the Board attended in person and $250 for each meeting attended by telephone. Each independent director will receive $2,500 per year for committee service and $250 for attendance at each committee meeting not held in conjunction with a regularly scheduled meeting of the Board. The Chairman of the Audit Committee receives an additional $5,000 per year. Directors are reimbursed for travel and other reasonable expenses incurred for the purpose of attending meetings of the Board and its committees.

Compensation Committee Interlocks and Insider Participation

Directors who were members of our Compensation Committee in 2007 are Mr. Schwieter, Mr. Fierko, Mr. Wasserman and Mr. Wilson. During 2007, there were no compensation committee interlocks or other relationships to be reported under this item.

RECOMMENDATION:

The Board of Directors Unanimously Recommends That You Vote FOR
the Election of the Nominees Listed in Proposal 1.

PROPOSAL 2. APPROVAL OF THE STRATASYS, INC. 2008 LONG-TERM PERFORMANCE AND INCENTIVE PLAN

The Board of Directors has adopted the Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan (the “2008 Plan”), and joins with the Company’s management in asking for your support of this proposal. Competition for key employees is very intense. To secure top talent, we need to have competitive compensation programs, including equity based awards. The use of stock options and other stock awards is widely prevalent and continues to increase, and we must also do so. The 2008 Plan is integral to our compensation strategies and programs, and with stockholder approval of the 2008 Plan, management expects to continue its efforts to use stock options to motivate and retain executive employees with critical skills.

Description of the Plan.

The 2008 Plan provides for awards of up to 1,000,000 shares of stock. The 2008 Plan permits the grant of any form of award, including, but not limited to, stock options, stock appreciation rights (“SAR’s”) and stock and cash awards, whether granted singly, in combination or in tandem. During any five-year period, no participant may receive stock options or SAR’s with respect to an aggregate of more than 150,000 shares. Stock options will be granted at an exercise price of not less than 100% of fair market value (as defined in the 2008 Plan) on the date of grant and it is expected that options and SAR’s will typically be granted for periods of 10 years or less. The 2008 Plan also permits the grant of other awards in stock or denominated in units of stock, which may be subject to restrictions or transfer and/or forfeiture provisions. The maximum number of shares of common stock that may be issued under stock awards under the 2008 Plan will not exceed 20% of the aggregate number of shares available for issuance for all types of awards under the 2008 Plan.

For purposes of determining the number of shares of common stock issued under the 2008 Plan, no shares will be deemed issued until they are actually delivered to a participant or such other person as the participant may transfer the award as permitted by the 2008 Plan. Shares covered by awards that either wholly or in part are not earned, or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards, will be available for future issuance under the 2008 Plan. Furthermore, shares tendered to or withheld by Stratasys in connection with the exercise of stock options, or the payment of tax withholding on any award, will also be available for future issuance under the 2008 Plan.

We intend that the 2008 Plan will be administered by the Compensation Committee (or any successor committee), which is constituted in compliance with the rules and regulations issued under the federal securities laws and the Internal Revenue Code. In administering the 2008 Plan, the Committee has the full power to select participants, to interpret the provisions of the plan, to grant waivers of award restrictions, to continue or accelerate the exercisability, vesting or payment of an award and to adopt such rules, regulations and guidelines for carrying out the 2008 Plan as it may deem necessary or proper. The Committee may delegate certain of its duties, power and authority to officers of Stratasys, pursuant to such conditions and limitations as the Committee may establish. The 2008 Plan may not be amended without stockholder approval if such approval is required under SEC, Nasdaq or IRS rules or other applicable federal or state regulations.

Awards under the 2008 Plan may be made to employees of, and other individuals providing services to, Stratasys or its subsidiaries. Participants in the 2008 Plan will be recommended by management, and the Committee intends to review and act on all 2008 Plan grants and awards for officers and certain other senior management positions.

The 2008 Plan has been designed to meet the requirements of section 162(m) of the Internal Revenue Code for stock options and SAR’s. In addition, the 2008 Plan contains performance criteria for future long-term incentive awards to qualify those awards for tax deductibility under section 162(m). Those criteria consist of objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits, net profits, earnings per share, profit return and margins, stock price and working capital.

The formula for any such award may include or exclude items to measure the specific objectives, such as losses from discontinued operations, extraordinary gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. These terms apply to “covered employees” as defined in section 162(m), which include our chief executive officer and our four other most highly compensated executive officers.

The foregoing summary of the terms and features of the 2008 Plan is qualified by reference to the 2008 Plan itself. The 2008 Plan is printed in its entirety as Appendix A beginning on page A-1 and the federal income tax consequences of the issuance and exercise of options and SAR’s are summarized in Appendix B beginning on page B-1.

New Plan Benefits.

All awards to employees, officers, directors and consultants under the 2008 Plan are made at the discretion of the Committee. No awards have been made under the 2008 Plan, and none are presently contemplated until after approval by our stockholders. Therefore, the benefits and amounts that will be received or allocated under the 2008 Plan are not determinable at this time.

RECOMMENDATION:

The Board of Directors Unanimously Recommends That You Vote FOR the Adoption of the Stratasys, Inc. 2008
Long-Term Performance and Incentive Plan described in Proposal 2.

INDEPENDENT AUDITORS

The firm of Grant Thornton LLP (“Grant Thornton”) audited our financial statements for the fiscal year ended December 31, 2007, and the firm of Rothstein, Kass & Company, P.C. (“Rothstein Kass”) audited our financial statements for the fiscal year ended December 31, 2006. The Audit Committee of our Board of Directors retained Grant Thornton to serve as our independent registered public accounting firm June 14, 2007, and dismissed Rothstein Kass as our independent registered public accounting firm on June 8, 2007.

In connection with the audits of our consolidated financial statements for each of the two fiscal years ended December 31, 2006 and 2005, and in the subsequent interim period ended June 8, 2007, there were no disagreements between us and Rothstein Kass on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rothstein Kass, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such year.

During the two fiscal years ended December 31, 2006 and 2005, and in the subsequent interim period ended June 8, 2007, there were no “reportable events” as defined in Section 304(a)(1)(v) of Regulation S-K.

Grant Thornton does not have any financial interest, either direct or indirect, in Stratasys. At a meeting held on February 19, 2008, the Audit Committee considered whether the provision of the services, other than the services described as “Audit Fees” and “Audit-Related Fees” listed below, is compatible with maintaining the independence of Grant Thornton, and has concluded that the provision of such services is compatible with maintaining their independence

Although Grant Thornton has been retained to review our quarterly financials for the period ended March 31, 2008, the Audit Committee has not yet selected independent accountants to audit our financial statements for the fiscal year ending December 31, 2008. It was the determination of the Audit Committee that Stratasys should not be obligated at this time to retain a specific firm of independent accountants.

No representative of Grant Thornton is expected to be present at our Annual Meeting or to make a statement or respond to questions from stockholders.

Principal Accountant Fees and Services

The aggregate fees we paid to Grant Thornton for the year ended December 31, 2007 and to Rothstein Kass for the year ended December 31, 2006 were as follows:

	2007	2006
Audit Fees	$155,000	$181,000
Audit-Related Fees	-0-	-0-
Total Audit and Audit-Related Fees	$155,000	$181,000

Tax Fees(a)	-0-	25,000
All Other Fees(b)	-0-	15,000
____________________

(a)	“Tax fees” consisted of fees for tax compliance and review, and tax planning and advice. In 2007, we did not retain Grant Thornton to provide these services.

(b)	“All Other Fees” consisted of fees for the audit of our 401(k) benefit plans. In 2007, we did not retain Grant Thornton to provide these services.

The Audit Committee’s policy is that all audit and non-audit services to be performed by our independent auditors must be approved in advance. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members and requires any member who pre-approves such services pursuant to that authority to report his decision to the Committee. The Audit Committee has delegated such authority to its Chair, Arnold Wasserman.

REPORT OF THE AUDIT COMMITTEE

The Stratasys Board of Directors adopted a written charter for the Audit Committee, which was amended on March 26, 2004, and is attached as Appendix B to Stratasys’ 2007 Proxy Statement. Both this Audit Committee and the Board of Directors have determined that the Amended and Restated Audit Committee Charter states appropriate guiding principles for the Audit Committee. In addition, after evaluating the qualifications of the members of the Audit Committee, the Board of Directors determined that its members continue to have the independence and expertise to serve on the Audit Committee as required by all applicable rules and regulations.

In accordance with the provisions of our charter, we have (i) reviewed Stratasys’ 2007 audited financial statements with management, (ii) discussed with Stratasys’ independent auditors, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement on Auditing Standards No. 61 (“Codification of Statements on Auditing Standards, AU § 380”) as modified or supplemented, and (iii) received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1, as modified or supplemented. We have also discussed with Grant Thornton and received its written confirmation that it remains independent accountants with respect to Stratasys.

As part of our responsibilities under our charter, we also reviewed Stratasys’ compliance with its Code of Ethics and the effectiveness of procedures intended to prevent violation of laws and regulations.

In addition, we met with Grant Thornton prior to the filing of Stratasys’ quarterly reports on Form 10-Q for the second and third quarter of 2007 to discuss the results of its review of the financial information included in those reports. We also met with Rothstein Kass, P.C. (“Rothstein Kass”), Stratasys’ previous independent auditors, prior to the filing of Stratasys’ quarterly report on Form 10-Q for the first quarter of 2007 to discuss the results of its review of the financial information included in that report.

Management has represented to us, and Grant Thornton has confirmed, that Stratasys’ financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In performing our oversight function, we relied upon advice and information received in our discussions with Stratasys’ management, internal accountants, and independent auditors. This advice and information was obtained at the Committee meetings held during the year, during which we engaged both management and Grant Thornton in current discussions. Each quarter of the fiscal year ended 2007, we met separately with Grant Thornton or Rothstein Kass. Based on the review and discussions referred to above, we have recommended to the Board of Directors that Stratasys’ audited consolidated financial statements for the year ended December 31, 2007 be included in its Annual Report on Form 10-K for that year.

Audit Committee:

Arnold J. Wasserman, Chairman
Edward J. Fierko
Clifford H. Schwieter
Gregory L. Wilson

TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions with Related Persons

There were no related party transactions during the two-year period ended December 31, 2007. We do not have a formal policy with respect to related party transactions. However, our Board is considering adopting a formal policy with respect to related party transactions. On a yearly basis, we request that our directors and executive officers identify potential related party transactions involving such persons and/or their respective families so that such transactions can properly be disclosed.

APPENDIX A

STRATASYS, INC. 2008 LONG-TERM PERFORMANCE AND INCENTIVE PLAN

1. Objectives.

The Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan (the “Plan”) is designed to attract, motivate and retain selected employees of, and other individuals providing services to, Stratasys, Inc. (“Stratasys” or the “Company”). These objectives are accomplished by making long-term incentive and other awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2. Definitions.

“Awards” — The grant of any form of stock option, stock appreciation right, stock or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Plan.

“Award Agreement” — An agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, limitations and restrictions applicable to an Award.

“Board” — The Board of Directors of Stratasys, Inc.

“Common Stock” or “stock” — The common stock, $0.01 par value, of the Company.

“Code” — The Internal Revenue Code of 1986, as amended from time to time.

“Committee” — The Compensation Committee of the Board or, in the absence of such a committee, the Board.

“Company” — Stratasys, Inc., and its affiliates and subsidiaries, including subsidiaries of subsidiaries and partnerships and other business ventures in which Stratasys has an equity interest.

“Covered Employee”—A “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code.

“Effective Date”—The date on which the Plan is approved by the stockholders of the Company.

“Fair Market Value” —The closing price of the Common Stock on the Nasdaq Global Select Market for the date in question, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish. In the absence of an established market for the Common Stock, Fair Market Value shall be determined in good faith by the Committee.

“Participant” — An individual to whom an Award has been made under the Plan. Awards may be made to any employee of, or any other individual providing services to, the Company. However, incentive stock options may be granted only to individuals who are employed by Stratasys or by a subsidiary corporation (within the meaning of section 424(f) of the Code) of Stratasys, including a subsidiary that becomes such after the adoption of the Plan.

“Performance Period” — A multi-year period of no more than five consecutive calendar years over which one or more of the performance criteria listed in Section 6 shall be measured pursuant to the grant of Long-Term Performance Incentive Awards (whether such Awards take the form of stock, stock units or equivalents or cash). Performance Periods may overlap one another, but no two Performance Periods may consist solely of the same calendar years.

3. Common Stock Available for Awards.

The number of shares that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan is 1,000,000. Shares of Common Stock may be made available from the authorized but unissued shares of the Company or from shares held in the Company’s treasury and not reserved for some other purpose. For purposes of determining the number of shares of Common Stock issued under the Plan, no shares shall be deemed issued until they are actually delivered to a Participant or such other person as authorized in accordance with Section 10. Shares covered by Awards that either wholly or in part are not earned, or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards, shall be available for future issuance under Awards. Further, shares tendered to or withheld by the Company in connection with the exercise of stock options, or the payment of tax withholding on any Award, shall also be available for future issuance under Awards.

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4. Administration.

The Plan shall be administered by the Committee, which shall have full power to select Participants, to interpret the Plan, to grant waivers of Award restrictions, to continue, accelerate or suspend exercisability, vesting or payment of an Award and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers include, but are not limited to, the adoption of modifications, amendments, procedures, subplans and the like as necessary to comply with provisions of the laws and regulations of the countries in which the Company operates in order to assure the viability of Awards granted under the Plan and to enable Participants regardless of where employed to receive advantages and benefits under the Plan and such laws and regulations.

5. Delegation of Authority.

The Committee may delegate to officers of the Company its duties, power and authority under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee or the Board may select, and grant Awards to, Participants who are subject to Section 16 of the Securities Exchange Act of 1934 or to officers who are or may become Covered Employees. All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee, the Board or any other committee or officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan.

6. Awards.

The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award. Awards may include but are not limited to those listed in this Section 6. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement or payment of, or as alternatives to, grants, rights or compensation earned under any other plan of the Company, including the plan of any acquired entity. During any five-year period, no Participant may receive, under the Plan, stock options or stock appreciation rights with respect to an aggregate of more than 150,000 shares. With regard to any Covered Employee, the maximum number of shares of Common Stock or share equivalents of Common Stock (stock units) that can be earned by any Participant for any Performance Period is 15,000 shares, subject to adjustment for changes in corporate capitalization, such as a stock split, and if an Award is denominated in cash rather than in shares of Common Stock or stock units, the share equivalent for purposes of the maximum will be determined by dividing the highest amount that the Award could be under the formula for such Performance Period by the closing price of a share of Common Stock on the first trading day of the Performance Period. Subject to adjustment as provided in Section 14, the aggregate number of shares that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights) that contain no restrictions or restrictions based solely on continuous employment or services over fewer than three years (except in the event of a termination of employment) shall not exceed 10% of the aggregate maximum number of shares specified in Section 3.

     (a) “Stock Option”— A grant of a right to purchase a specified number of shares of Common Stock the exercise price of which shall be not less than 100% of Fair Market Value on the date of grant of such right, as determined by the Committee, provided that, in the case of a stock option granted retroactively in tandem with or as substitution for another award granted under any plan of the Company, the exercise price may be the same as the purchase or designated price of such other award. A stock option may be in the form of an incentive stock option (“ISO”) that, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with section 422 of the Code. All of the shares that may be issued under the Plan are available for issuance under ISOs granted under the Plan. If any Participant shall make any disposition of shares of Common Stock issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

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     (b) “Stock Appreciation Right” — A right to receive a payment, in cash and/or Common Stock, equal in value to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the stock appreciation right (“SAR”) is exercised over the grant price of the SAR, which shall not be less than 100% of the Fair Market Value on the date of grant of such SAR, as determined by the Committee, provided that, in the case of a SAR granted retroactively in tandem with or as substitution for another award granted under any plan of the Company, the grant price may be the same as the exercise or designated price of such other award.

     (c) “Stock Award” — An Award made in stock and denominated in units of stock. The maximum number of shares of Common Stock that may be issued under Stock Awards shall not exceed 20% of the aggregate number of shares available for issuance under Awards. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance. An Award made in stock or denominated in units of stock that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an Award of “Restricted Stock,” “Restricted Stock Units” or “Long-Term Performance Incentive Units”.

     (d) “Cash Award” — An Award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance.

     (e) “Performance Criteria under Section 162(m) of the Code for Long-Term Performance Incentive Awards” — The performance criteria for Long-Term Performance Incentive Awards (whether such Awards take the form of stock, stock units or equivalents or cash) made to any Covered Employee shall consist of objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, stock price and working capital. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. Nothing herein shall preclude the Committee from making any payments or granting any Awards whether or not such payments or Awards qualify for tax deductibility under Section 162(m) of the Code.

7. Payment of Awards.

Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine. Further, with Committee approval, payments may be deferred, either in the form of installments or as a future lump-sum payment, in accordance with such procedures as may be established from time to time by the Committee; provided, however, that the terms of any such deferrals shall comply with all applicable law, rules and regulations, including Section 409A of the Code. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or the Committee, may require the payment to be forfeited in accordance with the provisions of Section 13. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock or units of stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in stock or units of stock. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying a Stock Option or SAR may not be contingent, directly or indirectly, on the exercise of the Stock Option or SAR, and any Award providing a right to dividends or dividend equivalents declared and paid on the number of shares underlying a Stock Option or a SAR, the payment of which is not contingent upon, or otherwise payable on, the exercise of the Option or Stock Appreciation Right, must comply with or qualify for an exemption under Section 409A of the Code. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

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8. Exercise of Stock Option or other Stock Award.

The price at which shares of Common Stock may be purchased under a Stock Option or other Stock Award shall be paid in full in cash at the time of the exercise as set forth in the related Award Agreement or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award or any combination thereof. The Committee shall determine acceptable methods of tendering Common Stock or other Awards and may impose such conditions on the use of Common Stock or other Awards to exercise a Stock Option as it deems appropriate.

9. Tax Withholding.

Prior to the payment or settlement of any Award, the Participant must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state and local tax withholding and employment taxes that in the opinion of the Company is required by law. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes or for payment of employment taxes.

10. Transferability.

No Award shall be transferable or assignable, or payable to or exercisable by, anyone other than the Participant to whom it was granted, except (i) by law, will or the laws of descent and distribution, (ii) as a result of the disability of a Participant or (iii) that the Committee (in the form of an Award Agreement or otherwise) may permit transfers of Awards by gift or otherwise to a member of a Participant’s immediate family and/or trusts whose beneficiaries are members of the Participant’s immediate family, or to such other persons or entities as may be approved by the Committee. Notwithstanding the foregoing, in no event shall ISOs be transferable or assignable other than by will or by the laws of descent and distribution.

11. Amendment, Modification, Suspension or Termination of the Plan.

     (a) The Board or the Committee may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law; provided, however, that if required by applicable law, regulation or stock exchange rule, the Board shall obtain stockholder approval for any such amendment to the Plan; and provided, further, that the Board shall also approve any amendment to the Plan that requires stockholder approval.

     (b) Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no ISOs may be granted more than ten years after the earlier of (x) the adoption of the Plan by the Board and (y) the Effective Date

12. Termination of Employment.

If the employment of a Participant terminates, other than as a result of the death or disability of a Participant, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise. In the event of the death of a Participant or in the event a Participant is deemed by the Company to be disabled and eligible for benefits under the terms of any long-term disability plan or policy maintained by the Company, the Participant’s estate, beneficiaries or representative, as the case may be, shall have the rights and duties of the Participant under the applicable Award Agreement.

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13. Cancellation and Rescission of Awards.

     (a) Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any Detrimental Activity. For purposes of this Section 13, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the Participant’s employment for cause; (v) a violation of any rules, policies, procedures or guidelines of the Company; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; (vii) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company; or (viii) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

     (b) Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of paragraphs (a)(i)-(viii) of this Section 13 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

14. Adjustments.

     (a) In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee shall adjust proportionately: (a) the number of shares of Common Stock (i) available for issuance under the Plan, (ii) available for issuance under ISOs, (iii) for which Awards may be granted to an individual Participant set forth in Section 6, and (iv) covered by outstanding Awards denominated in stock or units of stock; (b) the exercise and grant prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments in the number and kind of shares and the exercise, grant and conversion prices of the affected Awards as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Company or its successor shall issue or assume Stock Options, whether or not in a transaction to which section 424(a) of the Code applies, by means of substitution of new Stock Options for previously issued stock options or an assumption of previously issued Stock Options. In such event, the aggregate number of shares of Common Stock available for issuance under Awards under Section 3, including the individual Participant maximums set forth in Section 6 will be increased to reflect such substitution or assumption.

     (b) Notwithstanding anything in this Plan to the contrary, (a) any adjustments made pursuant to this Section 14 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code and (ii) any adjustments made pursuant to this Section 14 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Section 409A of the Code or (y) comply with the requirements of Section 409A of the Code.

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15. Miscellaneous.

     (a) Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief financial officer of the Company in writing, and shall become effective when it is received.

     (b) The Plan shall be unfunded and the Company shall not be required to establish any special account or fund or to otherwise segregate or encumber assets to ensure payment of any Award.

     (c) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements or plans, subject to stockholder approval if such approval is required, and such arrangements or plans may be either generally applicable or applicable only in specific cases.

     (d) No Participant shall have any claim or right to be granted an Award under the Plan and nothing contained in the Plan shall be deemed or be construed to give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time without regard to the effect such discharge may have upon the Participant under the Plan. Except to the extent otherwise provided in any plan or in an Award Agreement, no Award under the Plan shall be deemed compensation for purposes of computing benefits or contributions under any other plan of the Company.

     (e) Except as may otherwise be required by federal law, the Plan and each Award Agreement shall be governed by the law of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Hennepin County, Minnesota, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

     (f) In the event that a Participant or the Company brings an action to enforce the terms of the Plan or any Award Agreement and the Company prevails, the Participant shall pay all costs and expenses incurred by the Company in connection with that action, including reasonable attorneys’ fees, and all further costs and fees, including reasonable attorneys’ fees incurred by the Company in connection with collection.

     (g) The Committee and any officers to whom it may delegate authority under Section 5 shall have full power and authority to interpret the Plan and to make any determinations thereunder, including determinations under Section 13, and the Committee’s or such officer’s determinations shall be binding and conclusive. Determinations made by the Committee or any such officer under the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

     (h) If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

     (i) The Plan shall become effective on the Effective Date.

A–6

APPENDIX B

STRATASYS, INC. 2008 LONG-TERM PERFORMANCE AND INCENTIVE PLAN
FEDERAL INCOME TAX CONSEQUENCES

     General. In general, under the Internal Revenue Code, as presently in effect, a participant under the 2008 Plan will not be deemed to recognize any income for federal income tax purposes at the time a stock option or stock appreciation right (“SAR”) is granted or an award of restricted stock, restricted stock units, performance shares or performance units is made, nor will we be entitled to a tax deduction at that time. However, when any part of an option or SAR is exercised, when restrictions on restricted stock lapse, when performance shares or performance units are paid or when an unrestricted stock award is made, the federal income tax consequences may be summarized as follows:

     Non-Qualified Stock Options. In the case of an exercise of a stock option other than an ISO, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price.

     SAR’s. In the case of an exercise of an SAR, the participant will generally recognize ordinary income on the exercise date in an amount equal to any cash and the fair market value of any unrestricted shares received.

     Restricted Stock Awards or Units and Performance Shares or Units. In the case of an exercise of an option or SAR payable in restricted stock, or in the case of an award of restricted stock, restricted stock units, performance shares or performance units, the immediate federal income tax effect for the participant will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable as ordinary income until the year in which the participant’s interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the participant may elect to recognize income when the stock is received, rather than when the interest in the stock is received, the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the participant makes this election, the amount taxed to the participant as ordinary income is determined as of the date of receipt of the restricted stock. A participant will generally recognize ordinary income at the time of payout of performance shares or performance units equal to the fair market value of the shares or cash received minus any amount paid.

     ISO’s. In the case of ISO’s, there is generally no tax liability at time of exercise. However, the excess of the fair market value of the stock on the exercise date of over the option price is included in the participant’s income for purposes of the alternative minimum tax. If no disposition of the ISO stock is made before the later of one year from the date of exercise and two years from the date of grant, the participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price. If the stock is not held for the required period, ordinary income tax treatment will generally apply to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount of gain realized on the disposition of the stock) over the option price, and the balance of any gain or any loss will be treated as capital gain or loss. In order for ISO’s to be treated as described above, the participant must remain employed by Stratasys (or a subsidiary in which Stratasys holds at least 50 percent of the voting power) from the ISO grant date until three months before the ISO is exercised. The three-month period is extended to one year if the participant’s employment terminates on account of disability. If the participant does not meet the employment requirement, the option will be treated for federal income tax purposes as an option as described in paragraph 5 below. A participant who exercises an ISO might also be subject to an alternative minimum tax.

     Tax Consequences to Stratasys. Upon the exercise of a stock option other than an ISO, the exercise of an SAR, the award of stock, or the recognition of income on restricted stock, restricted stock units, performance shares or performance share units, the Company will generally be allowed an income tax deduction equal to the ordinary income recognized by a participant. We will not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to the Award, the recipient will recognize the amount of the cash payment as ordinary income, and we will generally be entitled to a deduction in the same amount.

B–1

APPENDIX B

     Section 162(m) of the Code. Pursuant to section 162(m) of the Code, we may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year, is our chief executive officer or among one of our four other highest compensated officers for that year. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. We believe that compensation attributable to stock options and SAR’s granted under the Plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. The Plan also authorizes the grant of long-term performance incentive awards utilizing the performance criteria set forth in the Plan that may likewise be treated as qualified performance-based awards.

     Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2008 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue and shares of common stock or otherwise settle an award under the 2008 Plan until all tax withholding obligations are satisfied.

B–2

 STRATASYS, INC.
C/O CONTINENTAL STOCK TRANSFER
17 BATTERY PLACE
NEW YORK, NY 10004

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Stratasys, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Stratasys, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STRTS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
STRATASYS, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	The election of seven directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.			☐	☐	☐

	Nominees:	1.) S. Scott Crump 2.) Ralph E. Crump 3.) Edward J. Fierko 4.) John J. McEleney	5.) Clifford H. Schwieter 6.) Arnold J. Wasserman 7.) Gregory L. Wilson

Vote on the Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan								For	Against	Abstain

2.	To approve the Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan.							☐	☐	☐

3.	Upon such other matters as may properly come before the meeting or any adjournments thereof.

               The undersigned signatory hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereby, said proxies are authorized to vote in accordance with their best judgment.

               The undersigned signatory acknowledges receipt of a copy of the Notice of Annual Meeting, dated April 4, 2008, relating to the Annual Meeting.

               The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name and give title of signing officer.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐ Yes	☐ No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

								☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

STRATASYS, INC.
7665 Commerce Way
Eden Prairie, MN 55344-2020

PROXY

     The undersigned, a holder of common stock of Stratasys, Inc., a Delaware corporation (the “Company”), hereby appoints S. Scott Crump and Thomas W. Stenoien, and each of them, the proxy of the undersigned, with full power of substitution, to attend, represent and vote for the undersigned, all of the shares of the Company which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on May 8, 2008 and any adjournments thereof, as indicated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN DIRECTORS NAMED IN PROPOSAL 1, FOR THE APPROVAL OF THE STRATASYS, INC. 2008 LONG-TERM PERFORMANCE AND INCENTIVE PLAN AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STRATASYS, INC.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)